Exhibit 99.1

Castellum Announces the Award of a $3 million Contract to its Specialty Systems, Inc. Subsidiary

Potomac, Maryland – August 29, 2023 – Castellum, Inc. (NYSE-American: CTM) (“Castellum”) announces that its Specialty Systems, Inc. subsidiary has been awarded a $3 million, 14-month U.S. Navy contract.

With this contract, Castellum furthers the commitment to its U.S. Navy mission.

“This is an important contract award as it will permit us to support our U.S. Navy mission customer by maximizing the readiness of the forces as they address a multitude of global threats,” said Mark Fuller, President and Chief Executive Officer of Castellum. “We are constantly looking for opportunities to leverage our expertise and past performance by creating new ways to support the national security imperatives of all the Castellum mission customers.”

About Castellum, Inc.

Castellum, Inc. (NYSE-American: CTM) is a defense-oriented technology company which is executing strategic acquisitions in the cyber security, information technology and software, information warfare, and electronic warfare and engineering services space - http://castellumus.com/

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “shooting to,” “intend,” “plan,” “foresee,” “likely,” “will,” “would,” “appears,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for revenue growth and new customer opportunities, improvements to cost structure, and profitability. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to compete against new and existing competitors; its ability to effectively integrate and grow its acquired companies; its ability to identify additional acquisition targets and close additional acquisitions; the impact on the Company’s revenue due to a delay in the U.S. Congress approving a federal budget; and the Company’s ability to maintain the listing of its common stock on the NYSE American LLC. For a more detailed description of these and other risk factors, please refer to the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) which can be viewed at www.sec.gov. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Contact:

Mark Fuller

President and Chief Executive Officer

Contact: info@castellumus.com

Phone: (301) 961-4895